Exhibit (h)(6)

CAPITAL GAINS TAX REPORTING SERVICE AGREEMENT

This Agreement is made the 13th day of August 2019.

BETWEEN

The Bank of New York Mellon (hereinafter “BNYM”) and DBX ETF Trust (the “Trust”) on behalf of each of its funds set forth on Appendix II hereto, as amended, modified or supplemented from time to time by written agreement of the parties (each, hereinafter, a “Fund” and together “Funds”).

WHEREAS:

(A)	The Trust and BNYM are parties to a Fund Administration and Accounting Agreement dated as of January 31, 2011, as amended {the “Accounting Agreement”) in respect of the Funds listed in Appendix II hereto under which BNYM has agreed, at the request of the Trust, to provide certain services to the Funds.

(B)	BNYM has agreed, at the request of the Trust, to arrange for the provision of a Capital Gains Tax Reporting Service (the “CGT Reporting Service”) to the Funds with respect to the Indian market securities held in their portfolios.

NOW IT IS HEREBY AGREED as follows

Provision of Capital Gains Tax Reporting Service

1.	The Trust hereby appoints BNYM in respect of the Funds and BNYM agrees to arrange for the provision by an agent or subcontractor of BNYM (“Agent”) of the CGT Reporting Service as more particularly described in the Appendix I hereto on the terms and subject to the provisions hereof.

2.	The Trust acknowledges and agrees that BNYM does not provide taxation advice. BNYM gives no warranty, express or implied, as to the accuracy, correctness and completeness of any information supplied by it to any third party vendors (excluding any Agent) that provide data or information (“Third Party Sources”) in connection with the provision of the CGT Reporting Service.

3.	BNYM’s computations hereunder rely in whole and in part upon information from Third Party Sources, including without limitation, values of securities, accruals of interest or earnings thereon, and foreign currency exchange rates, from a pricing or similar service, and expenses notified to it in its role as service provider to each Fund. With respect to the information provided by Third Party Sources, BNYM shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to the accuracy or completeness of such information and shall be entitled to rely absolutely on and shall have no liability for the accuracy or validity of such information.

4.	BNYM may in its reasonable discretion and upon reasonable written notice to the Trust setting out the reasons therefor, suspend the provision of the CGT Reporting Service with respect to a Fund. A Fund to which such a suspension relates shall not be responsible for any fees during such a suspension of the CGT Reporting Service.

5.	Any deliverables by BNYM and the Agent may only be used for the purpose for which they were originally provided, that is, to support capital gains tax risk monitoring and accruals services for the Funds and may be used by the Funds to apply capital gains tax accruals in fund accounting. They may not be quoted or referred to or used for any other purpose, nor made available to any third party without BNYM's prior written consent.

6.	BNYM may appoint Agents, including affiliates of BNYM, on such terms and conditions as it deems appropriate to perform the CGT Reporting Service hereunder. Except as otherwise specifically provided herein, no such appointment will discharge BNYM from its obligations hereunder. The Trust acknowledges and agrees that BNYM shall have the right to share data with any such Agent to the extent such data is necessary and applicable to the CGT Reporting Service. BNYM shall remain responsible for all activities of such Agents, to the same extent as if such activities were performed by BNYM, and for purposes of this Agreement, such activities shall be deemed work performed by BNYM.

Charges

7.	In consideration of BNYM providing the CGT Reporting Service, each Fund shall pay BNYM such fees and expenses as are agreed to from time to time in writing.

Liability

8.	BNYM shall exercise the skill and care appropriate to a prudent professional service provider engaged in the provision of the CGT Reporting Service in the performance of its duties under this Agreement. Except to the extent arising out of BNYM's negligence, bad faith or willful misconduct, BNYM and its directors, officers, affiliates, employees and agents shall have no liability for the accuracy, timeliness, completeness or correctness of information supplied to or relied upon by any party pursuant to the provision by it of the CGT Reporting Service or for delays or interruptions in the provision by it of the CGT Reporting Service. In no event shall BNYM be liable for any special, indirect or consequential loss or damages that may be incurred by the Funds or their shareholders arising out of the provision by BNYM of the CGT Reporting Service even if BNYM has been advised of the possibility of such loss or damages. A number of claims arising out of the same event or a series of events shall be deemed to be a single claim.

Indemnity

9.	The Trust shall indemnify, defend and hold harmless BNYM and its affiliates, including their respective officers, directors, employees and agents, from and against any and all losses, liabilities, judgements, suits, actions, proceedings, claims, damages and costs (including legal fees) resulting from or arising out of the provision of the CGT Reporting Service by BNYM or its Agents to the Funds; provided, that the Trust shall not indemnify BNYM and its affiliates for their costs, claims damages or liabilities for which BNYM is liable under Section 8 hereof. It is expressly acknowledged and agreed that the obligations of the Funds hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Charter (as defined in the Accounting Agreement). The execution and delivery of this Agreement shall have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Charter.

Force Majeure

10.	BNY Mellon shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNYM, flood or catastrophe, acts of God, failures of transportation, interruptions, loss or malfunctions of utilities, communications or computer (hardware or software) services. BNY Mellon will use commercially reasonable efforts, as contemplated by Section 4(p) of the Accounting Agreement, to minimize and cure the effect of such event and shall promptly notify the Funds upon the occurrence of such event.

Confidentiality

11.	Each party acknowledges and agrees on behalf of itself, its affiliates and agents that it shall ensure that information provided to it by the other party to this Agreement pursuant to the terms of this Agreement shall be held in strict confidence save for the purposes contemplated in Appendix I hereto and shall not be disclosed lo third parties other than as contemplated by this Agreement or as required by applicable law, rule, regulation, requirement of any law enforcement agency, court order or other legal process or at the request of a regulatory authority.

Term and Termination

12.	This Agreement shall commence as of the day and year first above written with respect to the Funds and shall continue thereafter with respect to the Funds unless terminated by the Trust or BNYM on 90 calendar days’ prior written notice. Notwithstanding the above, the Trust or BNYM shall have the right to immediately terminate this Agreement with respect to the Funds in the event of any material breach of this Agreement by the other party.

General

13.	(a)	This Agreement shall not be modified in any way except in writing signed by BNYM and the Trust to be bound and may not be assigned by the Trust without the prior written consent of BNYM or by BNYM without the prior written consent of the Trust.
(b)	If any provision of this Agreement (or any portion thereof) shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

(c)	All notices shall be in writing and shall be hand delivered or forwarded by registered or certified mail (with a copy e-mailed to the Trust) and sent to the parties at the addresses set forth below (as such address may subsequently be changed by a party by written notice to the other party):

if to the Trust:

DBX ETF Trust

345 Park Avenue

New York, New York 10154

Attention: Mr. Freddi Klassen

with a copy to:

dbx.advisors@list.db.com

if to BNY Mellon:

BNY Mellon

2 Hanson Place

Brooklyn, NY 11217

Attention: ETF Operations

with a copy to:

The Bank of New York Mellon 240 Greenwich Street

New York, New York 10286

Attention: Legal Dept. - Asset Servicing

(d)	The headings in this Agreement are intended for convenience of reference and shall not affect its interpretation.

(e)	Each party hereto represents and warrants that: (i) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (ii) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement; and

(iii) the individual executing this Agreement on its behalf has the requisite authority to bind it to this Agreement.

(f)       This Agreement shall be governed by and construed in accordance with the laws of New York.

(g)	Each party's continuing obligations under this Agreement including, without limitation, those relating to “Liability/Indemnity” and “Confidential information” shall survive the termination of this Agreement.

(h)	This Agreement constitutes the sole and entire agreement between the Trust and BNYM with respect to the matters dealt with herein, and it merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between such parties, whether oral or written, with respect to such matters. This Agreement may be signed in counterparts.

IN WITNESS WHEREOF, and intending to be bound hereby, the parties have executed this Agreement as of the day and year first above written.

DBX ETF TRUST, on behalf of the Funds (series) set forth on APPENDIX II HERETO

By: /s/Freddi Klassen

Name: Freddi Klassen

Title: President

THE BANK OF NEW YORK MELLON

By: John Silano
Name: /s/John Silano

Title: Director

APPENDIX I

Schedule of Services

General

The Trust shall advise BNYM of those of its Funds that are in scope for the CGT Reporting Service and shall also advise BNYM of the name and contact details of each such Fund's Indian Tax Agent. As of the date of this Agreement, the Funds listed in Appendix II hereto have been identified to BNYM for the provision of the CGT Reporting Service. This Appendix shall be updated from time to time with respect to a Fund by written agreement between the Trust and BNYM.

The following services will be provided for the Funds:

The CGT Reporting Service:

-	Daily monitoring of the estimated capital gains tax exposure in the jurisdiction(s) as listed in Appendix II in the form of a written report (each a “Report” or “Deliverable”).
-	The Report will provide a summary of capital gains arising to the Funds listed in Appendix I from unsold securities and the relevant estimated taxes on the net unrealized gains, applying the local tax rules for the particular jurisdictions in scope.
-	The Report will apply the relevant tax rates applicable, taking into account period of holding, turnover, entity type, residency, etc.
-	The Report will apply the relevant tax lot methodology (e.g. First In First Out for India) for each jurisdiction.
-	The Report will apply the appropriate local tax rules to each corporate action (e.g. bonus issues, demergers etc.).
-	The Report will apply the relevant loss relief rules applicable for each jurisdiction (e.g. in India, set off of carried forward short term losses in priority against short term gains, then against long term gains - with appropriate adjustment of the relevant tax rates).
-	Any changes to the scope of work requested by the Trust in the course of this engagement will be agreed between the Trust and BNYM in writing by way of updating this Appendix I. Any such changes will be subject to the terms set out in this Agreement.

Excluded services include, but are not limited to, the following items:

-	The Trust is responsible for registering the Funds in foreign countries where applicable e.g. as Foreign Portfolio Investors (FPls) in India;

-    The services provided do not constitute any legal advice.

-	Irrespective of any other provision of this Agreement, there is no duty for BNYM to (i) identify any error or omission in the information or documentation provided by any Fund or any Third Party Source that does not constitute a manifest error or omission; or (ii) verify, or validate the accuracy of such information or documentation.

-	The decision as to whether or not a capital gains tax accrual is made, and for what amount, remains completely the responsibility of the applicable Fund.

The provision of the CGT Reporting Services covered by this Agreement is subject to the following assumptions and dependencies:

•	Given the rapidly changing environment for investment funds, BNYM confirms that it shall diligently monitor changes in law or tax authority guidance and act consequently on a “reasonable effort” basis.

•	It is the responsibility of the Trust to inform BNYM of all changes incumbent to structure or holdings of the Funds that could affect any of the CGT Reporting Service in the chosen jurisdictions. It is furthermore the Trust's responsibility to ensure that the information and documents required for the accomplishment of the CGT Reporting Service in the chosen jurisdictions are provided to BNYM within a pre-agreed timetable.

•	BNYM shall not be held responsible for delays in the production or the submission of the daily Report resulting from delays in the execution of related tasks by other parties, except with respect to Agents. BNYM shall not assume any liability of whatever kind if through a fault of a Third Party Source or because of a failure of the Trust to communicate the relevant information or documents in a timely manner, it has been unable to perform the relevant submissions within the applicable time limits. However, subject to the aforementioned, BNYM shall remain responsible for its own timely and responsive delivery of the CGT Reporting Service.

•	For the avoidance of doubt, it is expressly agreed that BNYM shall act at all times under any legally permitted and reasonable directions of the Trust with respect to the subject matter of this Agreement and shall refer to the Trust for any matter requiring a management decision.

•	BNYM undertakes to provide the CGT Reporting Service as described herein, within the regulatory timeline, and at the latest in compliance with the legal provisions of the applicable jurisdictions. If, however, these deadlines should be shortened, e.g. as a result of a change in current legislation, BNYM undertakes to make all reasonable efforts to meet these revised deadlines.

The parties' further responsibilities

•	The Trust will provide the information at Appendix Ill in order to allow BNYM to set up the Funds for the CGT Reporting Service. The Trust shall respond promptly to any request for information both before and after the commencement of the work.

•	The Trust is responsible for its representations and for disclosure of information relating to the Funds that might affect the ultimate outcome of the procedures. This also applies to events and issues which become known before or after the commencement of the work (e.g. the merger of a Fund and/or the liquidation of a Fund); whereas this kind of information should be provided as soon as reasonably practicable after the relevant decision of the Board of Directors or Trustees or similar governing body of the Trust is made.

•	The Trust agrees to provide all information in its possession that may be of material relevance to BNYM carrying out the CGT Reporting Services.

•	Should BNYM not be able to perform any of the CGT Reporting Service due to lack of suitable information, BNYM will inform the Trust as part of the reporting. BNYM takes no responsibility for information that has not been disclosed in the pre-agreed timetable.

•	BNYM shall provide the CGT Reporting Service in compliance with the terms of the Accounting Agreement.

APPENDIX II

List of Funds and Tax Jurisdiction(s)

Fund Name	Tax Jurisdiction
Xtrackers MSCI Emerging Markets Hedged Equity ETF	India
Xtrackers FTSE Emerging Comprehensive Factor ETF	India

APPENDIX III

LIST OF REQUIRED ACCOUNTING DOCUMENTS AND OTHER RELATED INFORMATION FOR EACH OF THE FUNDS

Administrative information:

1.	The latest prospectus in English
2.	The latest audited financial statements
3.	The list of the Funds subject to the capital gains tax risk monitoring and accruals services
4.	Loss forward figures from previous years (if any)
5.	A note detailing any existing specific approach taken by the local tax agent; required in case a Fund wants BNYM to align the approach
6.	The local tax agent notification upon sale
7.	A list of shareholders in each Fund having a 20% ownership interest in the Fund. In addition, upon request, BNYM may ask for information relating to shareholders having less than a 20% interest in a Fund when it, or its agent, deems it necessary to comply with its internal or regulatory obligations.